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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 29, 2001
                                (August 29, 2001)

                                ALAMO GROUP INC.
             (Exact name of registrant as specified in its charter)

      State of Delaware             0-21220                 74-1621248
(State or other jurisdiction      (Commission             (IRS Employer
      of incorporation)             File No.)            Identification No.)

                       1502 E. Walnut, Seguin, Texas 78155
         --------------------------------------------------------------
                    (Address of Principal executive offices)


       Registrant's telephone number, including area code, (830) 379-1480


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                                Alamo Group Inc.
                                    Form 8-K

ITEM 2.  ACQUISITION OF ASSETS.

On August 14, 2001, Registrant, through wholly-owned indirect subsidiaries, acquired substantially all of the assets of, and assumed certain liabilities of, SMC Corporation, an Illinois corporation, with its headquarters in Sioux Falls, South Dakota.

SMC was founded as Schwartz Manufacturing by Elmer and Norman Schwartz in 1941, and SMC was purchased in 1989 by R.G. "Rob" Stanek, who has managed the company since that time. SMC manufactures mechanical loaders, buckets, and backhoes for sale both as OEM equipment and branded with the SMC name. SMC employs approximately 180 persons. SMC's sales for the fiscal year ending December 31, 2000, were approximately $19.6 million. The purchase price for the net assets of SMC is approximately $7.89 million. Registrant paid $7.03 million in cash at closing. The purchase price is being financed in its entirety by borrowing from Bank of America, N.A., under an existing revolving-credit facility. The final purchase price will be determined based on SMC's adjusted net worth as reflected on its financial statements as of August 14, 2001, which final purchase price will be paid in cash as stated previously.

The acquisition will be accounted for as a purchase. As a result of the purchase, Registrant acquired assets with a projected value of approximately $10.12 million and assumed liabilities of approximately $2.23 million. The purchase price does not include a premium over the net asset value.


                                Alamo Group Inc.
                                    Form 8-K

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

No Financial Statements are required by this Item.


                                Alamo Group Inc.
                                    Form 8-K

EXHIBITS.

99.1   Asset Purchase Agreement dated as of August 14, 2001, among Alamo Group
       (SMC) Inc. as Purchaser and SMC Corporation and R.G. "Rob" Stanek as Sellers.


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                                Alamo Group Inc.
                                    Form 8-K

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 29, 2001                    By: /s/ Robert H. George
                                             ---------------------------------
                                                  Robert H. George
                                                  Vice President